Exhibit 99.1

CONSOL Energy Announces Results for the Third Quarter 2021

CANONSBURG, PA (November 2, 2021) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended September 30, 2021.

Third Quarter 2021 Highlights Include:

•	GAAP net loss of ($113.8) million, which includes $147.3 million of pre-tax unrealized mark-to-market losses related to commodity derivatives;
•	Quarterly adjusted EBITDA[1] of $66.6 million;
•	Net cash provided by operating activities of $80.5 million;
•	Quarterly free cash flow[1] of $34.8 million;
•	Coal shipments of 5.4 million tons;
•	2022 and 2023 contracted position of 20.2 million and 5.8 million tons, respectively;
•	Cash and cash equivalents of $162.0 million plus $50.3 million in restricted cash as of September 30, 2021;
•	Reduced total debt outstanding by $18.4 million during the quarter;
•	Net leverage ratio[1] of 1.64x as of September 30, 2021;
•	Recently announced direct-operating greenhouse gas emissions targets, aiming to reduce Scope 1 and 2 emissions by 50% by the end of 2026 and to be net zero by 2040; and
•	Recommencing development for the 5th longwall at the Pennsylvania Mining Complex, which is expected to resume operation in late 4Q22.

Management Comments

“In the third quarter of 2021, customer demand remained strong, and we generated nearly $35 million in free cash flow1, while reducing our absolute debt levels by $18 million,” said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. “Additionally, we are very excited by our recently announced direct-operating greenhouse gas emission reduction targets, aiming to reduce our Scope 1 and 2 emissions by 50% by 2026, compared to baseline 2019 levels, and be net zero by 2040. The third quarter is typically a seasonally weak quarter due to planned maintenance shutdowns, and the Pennsylvania Mining Complex (PAMC) also encountered several operational issues and transportation delays that limited production to 5.3 million tons in the third quarter of 2021. Nevertheless, demand for our product remains robust, and due to the strength in both the domestic and international coal markets, we are pleased to announce that we have restarted development for the fifth longwall at the PAMC to capture upside potential. During the third quarter of 2021, we successfully secured new contracted business across 2022 and 2023. Progress on the Itmann preparation plant continues and remains on schedule and on budget, positioning us for additional upside in 2022.”

“On the safety front, our Enlow Fork Mine, Bailey Preparation Plant, CONSOL Marine Terminal (CMT) and Itmann project each had ZERO employee recordable incidents during the third quarter of 2021. Our year-to-date total recordable incident rate at the PAMC continues to track significantly and consistently below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 5.4 million tons of coal during the third quarter of 2021 at an average revenue per ton of $47.46, compared to 4.5 million tons at an average revenue per ton of $40.55 in the year-ago period. Demand for our product has remained robust and was improved compared to the prior-year quarter, which was impacted by the COVID-19 demand decline in early 2020.

In the domestic market, the pricing environment continued to significantly improve during the third quarter of 2021. The average PJM West day-ahead power price and average Henry Hub natural gas spot price ended 3Q21 improved by 84% and 118%, respectively, compared to the year-ago quarter. Driven by these improved market fundamentals and continued tightness in supply, IHS Markit estimates that total U.S. coal demand in 2021 will increase by 110 million tons versus 2020 levels, while total U.S. coal production will improve by only 59 million tons. As such, coal inventories are in decline. The U.S. Energy Information Administration (EIA) reports that August coal inventory levels at domestic power plants were reduced by nearly 35% compared to year-ago levels and by about 37% since the start of 2021, standing at approximately 84 million tons. Additionally, the EIA estimates that these inventory levels will continue to decline through the remainder of the year, finishing 2021 at approximately 73 million tons, or approximately 45% below year-end 2020 levels. These year-end 2021 estimates are reduced by more than 32% compared to estimates from just three months ago in July 2021. Consistent with these trends, the majority of our domestic customer stockpiles are below target levels for this time of year. As such, we have seen domestic customer demand increase and have remained opportunistic in securing additional coal sales contracts for 2022 and 2023, bringing our contracted positions for those years to 20.2 million and 5.8 million tons, respectively.

On the export front, seaborne thermal coal markets continued to strengthen throughout the third quarter of 2021. API2 spot prices continued to move substantially higher in the third quarter of 2021, ending 3Q21 improved by 193% compared to 3Q20. Global LNG prices have continued to remain elevated with the Asian spot market benchmark price (JKM) ending the third quarter of 2021 more than five times higher than the third quarter of 2020. As a result of the continued strength in the international coal markets, IHS Markit estimates that U.S. thermal coal exports will improve by 57% and 54% in 2021 and 2022, respectively, compared to 2020 levels.

Operations Summary

During the third quarter of 2021, we ran four longwalls at the PAMC, but operational and geological issues, transportation delays and a planned maintenance shutdown limited our production in the quarter. The PAMC produced 5.3 million tons in 3Q21, compared to 4.5 million tons in the year-ago quarter. This improvement compared to the prior year was due to the increased demand for our product, as coal markets were beginning to recover from the COVID-related demand decline in 3Q20. Despite the challenges in the recent quarter, demand for our product remains strong. As such, we have recommenced development of the 5th longwall located at our Enlow Fork Mine, which we expect to be operational in late 4Q22.

CEIX's total costs and expenses during the third quarter of 2021 were $303.1 million compared to $246.7 million in the year-ago quarter, and CEIX’s total coal revenue during the third quarter was $258.6 million compared to $184.4 million in the year-ago period. However, total revenue in 3Q21 was impacted by $147.3 million of pre-tax unrealized mark-to-market losses related to commodity derivatives. Average cash cost of coal sold per ton1 for the third quarter was $30.64, compared to $28.64 in the year-ago quarter. The significant increase was primarily due to the unforeseen operational and geological challenges experienced in the current quarter, which weighed on production as well as maintenance, supply, contractors and project expenses.

		Three Months Ended		Nine Months Ended
		September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Total Revenue	thousands	$149,012	$243,219	$778,322	$697,036
Total Costs and Expenses	thousands	$303,059	$246,661	$905,501	$724,841
Total Coal Revenue	thousands	$258,560	$184,375	$803,927	$542,140
Total Cash Cost of Coal Sold[1]	thousands	$166,471	$130,037	$497,533	$381,005
Coal Production	million tons	5.3	4.5	18.2	12.9
Coal Sales	million tons	5.4	4.5	18.1	12.8
Average Revenue per Ton Sold	per ton	$47.46	$40.55	$44.05	$42.35
Average Cash Cost of Coal Sold per Ton1	per ton	$30.64	$28.64	$27.45	$29.88
Average Cash Margin per Ton Sold[1]	per ton	$16.82	$11.91	$16.60	$12.47

CONSOL Marine Terminal Review

For the third quarter of 2021, throughput volumes at the CMT were 2.8 million tons, compared to 2.0 million tons in the year-ago period. Terminal revenues and CMT total costs and expenses were $14.1 million and $10.2 million, respectively, compared to $17.0 million and $8.9 million, respectively, during the year-ago period. CMT operating cash costs1 were $5.8 million in 3Q21, compared to $4.8 million in 3Q20. The increase in cash cost was driven by the increase in throughput tons versus 3Q20. However, revenue was impaired in 3Q21 compared to 3Q20 due to the take-or-pay contract that was in place in the prior-year period. Accordingly, CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $4.5 million and $7.3 million, respectively, in the third quarter of 2021 compared to $8.4 million and $11.3 million, respectively, in the year-ago period.

Debt Repurchases Update

During the third quarter of 2021, CEIX made repayments of $12.5 million, $6.4 million and $0.7 million on our Term Loan A, equipment-financed debt and Term Loan B, respectively. Additionally, CEIX repurchased $2.9 million in principal amount of its second lien notes. This brings our total debt payments and repurchases in the quarter to $22.6 million.

2021 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following updated financial and operating performance guidance for 2021:

•	2021 targeted coal sales volume of 23.5-24.5 million tons
•	Fully contracted for 2021 at an average revenue per ton of $46.26/ton, assuming PJM West power forwards of $54.84/MWh (priced as of October 1, 2021 for 4Q21)
•	Average cash cost of coal sold per ton[2] expectation of $27.50-$28.50/ton
•	Capital expenditures of $150-$170 million including the Itmann project

Third Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the third quarter 2021 financial and operational results, is scheduled for November 2, 2021 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-226-2859

Participant international dial in        1-412-542-4134

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended September 30, 2021 on November 2, 2021. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "Adjusted EBITDA", "Free Cash Flow", "Net Leverage Ratio", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs" and "Total Cash Cost of Coal Sold" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Average Cash Cost of Coal Sold per Ton guidance, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~658 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.5 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Kurt Salvatori, (724) 416-8319

kurtsalvatori@consolenergy.com

Condensed Consolidated Statements of Cash Flows

The following table presents the condensed consolidated statements of cash flows for the three months ended September 30, 2021 and 2020 (in thousands):

	Three Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Loss	$(113,789)	$(9,360)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	55,977	54,959
Other Non-Cash Adjustments to Net Income	111,383	1,842
Changes in Working Capital	26,967	(31,733)
Net Cash Provided by Operating Activities	80,538	15,708
Cash Flows from Investing Activities:
Capital Expenditures	(45,863)	(19,508)
Proceeds from Sales of Assets	135	8,090
Other Investing Activity	(156)	(229)
Net Cash Used in Investing Activities	(45,884)	(11,647)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(22,550)	(14,804)
Other Financing Activities	(1)	—
Net Cash Used in Financing Activities	(22,551)	(14,804)
Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	12,103	(10,743)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	200,203	33,027
Cash and Cash Equivalents and Restricted Cash at End of Period	$212,306	$22,284

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is total costs and expenses.

The following table presents a reconciliation of cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total Costs and Expenses	$303,059	$246,661	$905,501	$724,841
Less: Freight Expense	(19,348)	(12,909)	(72,371)	(19,141)
Less: Selling, General and Administrative Costs	(22,476)	(11,117)	(68,982)	(39,726)
Less: (Loss) Gain on Debt Extinguishment	(132)	1,078	657	17,911
Less: Interest Expense, net	(16,045)	(15,723)	(47,493)	(46,116)
Less: Other Costs (Non-Production)	(22,610)	(22,994)	(51,706)	(100,707)
Less: Depreciation, Depletion and Amortization (Non-Production)	(7,976)	(9,327)	(20,894)	(35,211)
Cost of Coal Sold	$214,472	$175,669	$644,712	$501,851
Less: Depreciation, Depletion and Amortization (Production)	(48,001)	(45,632)	(147,179)	(120,846)
Cash Cost of Coal Sold	$166,471	$130,037	$497,533	$381,005
Total Tons Sold (in millions)	5.4	4.5	18.1	12.8
Average Cost of Coal Sold per Ton	$39.71	$38.70	$35.53	$39.25
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	9.07	10.06	8.08	9.37
Average Cash Cost of Coal Sold per Ton	$30.64	$28.64	$27.45	$29.88

We evaluate our average margin per ton sold and average cash margin per ton sold on a per-ton basis. We define average margin per ton sold as average revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total Coal Revenue (PAMC Segment)	$256,326	$184,066	$799,274	$541,545
Operating and Other Costs	189,081	153,031	549,239	481,712
Less: Other Costs (Non-Production)	(22,610)	(22,994)	(51,706)	(100,707)
Total Cash Cost of Coal Sold	166,471	130,037	497,533	381,005
Add: Depreciation, Depletion and Amortization	55,977	54,959	168,073	156,057
Less: Depreciation, Depletion and Amortization (Non-Production)	(7,976)	(9,327)	(20,894)	(35,211)
Total Cost of Coal Sold	$214,472	$175,669	$644,712	$501,851
Total Tons Sold (in millions)	5.4	4.5	18.1	12.8
Average Revenue per Ton Sold	$47.46	$40.55	$44.05	$42.35
Average Cash Cost of Coal Sold per Ton	30.64	28.64	27.45	29.88
Depreciation, Depletion and Amortization Costs per Ton Sold	9.07	10.06	8.08	9.37
Average Cost of Coal Sold per Ton	39.71	38.70	35.53	39.25
Average Margin per Ton Sold	7.75	1.85	8.52	3.10
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	9.07	10.06	8.08	9.37
Average Cash Margin per Ton Sold	$16.82	$11.91	$16.60	$12.47

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs, such as freight expense, selling, general and administrative costs, direct administration costs, interest expenses, and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is total costs and expenses.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2021	2020
Total Costs and Expenses	$303,059	$246,661
Less: Freight Expense	(19,348)	(12,909)
Less: Selling, General and Administrative Costs	(22,476)	(11,117)
Less: (Loss) Gain on Debt Extinguishment	(132)	1,078
Less: Interest Expense, net	(16,045)	(15,723)
Less: Other Costs (Non-Throughput)	(183,236)	(148,237)
Less: Depreciation, Depletion and Amortization (Non-Throughput)	(54,775)	(53,676)
CMT Operating Costs	$7,047	$6,077
Less: Depreciation, Depletion and Amortization (Throughput)	(1,202)	(1,283)
CMT Operating Cash Costs	$5,845	$4,794

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and unrealized loss on commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30, 2021
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net (Loss) Income	$(130,599)	$4,506	$12,304	$(113,789)

Add: Income Tax Benefit	—	—	(40,258)	(40,258)
Add: Interest Expense, net	305	1,535	14,205	16,045
Less: Interest Income	—	—	(737)	(737)
(Loss) Earnings Before Interest & Taxes (EBIT)	(130,294)	6,041	(14,486)	(138,739)

Add: Depreciation, Depletion & Amortization	50,837	1,202	3,938	55,977

(Loss) Earnings Before Interest, Taxes and DD&A (EBITDA)	$(79,457)	$7,243	$(10,548)	$(82,762)

Adjustments:
Stock-Based Compensation	$1,643	$76	$169	$1,888
Loss on Debt Extinguishment	—	—	132	132
Unrealized Loss on Commodity Derivative Instruments	147,306	—	—	147,306
Total Pre-tax Adjustments	148,949	76	301	149,326

Adjusted EBITDA	$69,492	$7,319	$(10,247)	$66,564

	Three Months Ended September 30, 2020
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net (Loss) Income	$(6,930)	$8,411	$(10,841)	$(9,360)

Add: Income Tax Expense	—	—	5,918	5,918
Add: Interest Expense, net	367	1,541	13,815	15,723
Less: Interest Income	—	—	(76)	(76)
(Loss) Earnings Before Interest & Taxes (EBIT)	(6,563)	9,952	8,816	12,205

Add: Depreciation, Depletion & Amortization	49,944	1,283	3,732	54,959

Earnings Before Interest, Taxes and DD&A (EBITDA)	$43,381	$11,235	$12,548	$67,164

Adjustments:
Stock/Unit-Based Compensation	$1,891	$107	$214	$2,212
Gain on Debt Extinguishment	—	—	(1,078)	(1,078)
Total Pre-tax Adjustments	1,891	107	(864)	1,134

Adjusted EBITDA	$45,272	$11,342	$11,684	$68,298

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as stock-based compensation, unrealized loss on commodity derivative instruments, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	September 30, 2021	September 30, 2020
Net Loss	$(68,479)	$(10,547)
Plus:
Interest Expense, net	62,563	62,340
Depreciation, Depletion and Amortization	222,776	211,909
Income Taxes	(40,137)	4,925
Stock/Unit-Based Compensation	6,724	8,873
Gain on Debt Extinguishment	(4,098)	(18,900)
Unrealized Loss on Commodity Derivative Instruments	167,743	—
CCR Adjusted EBITDA per Credit Agreement	—	(55,400)
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(31,481)	(17,442)
Other Adjustments to Net Loss	245	6,576
Consolidated EBITDA per Credit Agreement	$315,856	$192,334

Consolidated First Lien Debt	$354,005	$392,218
Senior Secured Second Lien Notes	149,107	176,452
MEDCO Revenue Bonds	102,865	102,865
PEDFA Bonds	75,000	—
Advance Royalty Commitments	2,185	1,895
Consolidated Indebtedness per Credit Agreement	683,162	673,430
Less:
Advance Royalty Commitments	2,185	1,895
Cash on Hand	161,981	21,659
Consolidated Net Indebtedness per Credit Agreement	$518,996	$649,876

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.64	3.38

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
Free Cash Flow	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Cash Provided by Operations	$80,538	$15,708	$253,143	$62,388

Capital Expenditures	(45,863)	(19,508)	(103,318)	(65,955)
Proceeds from Sales of Assets	135	8,090	12,053	8,779
Free Cash Flow	$34,810	$4,290	$161,878	$5,212

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.